FOR IMMEDIATE RELEASE                                                   News Announcement

Patriot Capital Funding Reports 2009 First Quarter Results

WESTPORT, CT – May 11, 2009 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) today announced results for the three-month period ended March 31, 2009.

2009 First Quarter Summary

•	Total investment income of $8.5 million

•	Net investment income of $5.1 million, or $0.24 per basic and diluted share

•	Net loss of $10.5 million, or $0.50 per basic and diluted share

•	Net asset value per share of common stock at March 31, 2009 was $8.13, compared to $8.65 at December 31, 2008

Portfolio Activity

During the 2009 first quarter, we received proceeds of $3.9 million in connection with the full repayment of our senior subordinated debt investment in a distributor of automotive oils, chemicals and parts. We earned an internal rate of return of approximately 15.8% on this investment. No realized gain or loss was recorded as a result of this paydown.

We also determined that certain loans with one of our portfolio companies were permanently impaired and recorded a realized loss of approximately $11.6 million during the 2009 first quarter. In connection with our recognition of this realized loss, we reversed approximately $11.6 million of previously recorded unrealized depreciation on these loans during the quarter ended March 31, 2009.

We did not initiate any investments or participate in any syndicated loan transactions during the 2009 first quarter.

Portfolio Yield

The weighted average yield on all of our debt investments at fair value for the three months ended March 31, 2009 was 10.9%, down from 12.2% for the three months ended March 31, 2008.

Portfolio Asset Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At March 31, 2009, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $97.3 million (33.7% of the total portfolio).
Investment Rating 2 investments totaled $145.0 million (50.3% of the total portfolio).
Investment Rating 3 investments totaled $31.2 million (10.8% of the total portfolio).
Investment Rating 4 investments totaled $9.4 million (3.3% of the total portfolio).
Investment Rating 5 investments totaled $5.5 million (1.9% of the total portfolio).

At March 31, 2009 and December 31, 2008, we had loans from four and three, respectively, of our portfolio companies on non-accrual status.

Liquidity and Capital Resources

At March 31, 2009, we had cash and cash equivalents of $14.2 million, total assets of $332.8 million and net assets of $170.2 million. We had $157.6 million of borrowings outstanding at March 31, 2009 under our second amended and restated securitization revolving credit facility (the “Facility”). We are not currently in compliance with the terms of the Facility. As disclosed in a Form 8-K we filed with the SEC on April 7, 2009, a termination event occurred under the Facility.  As a result, we can no longer request additional advances under the Facility and must use all principal, interest and fees collected from the debt investments secured by the Facility to pay down amounts outstanding under the Facility by April 3, 2011.  Substantially all of our debt investments are secured under the Facility. Also, the interest rate payable under the Facility increased from the commercial paper rate plus 1.75% to the prime rate plus 2%.  In addition, the Facility permits the lenders, upon notice to us, to accelerate amounts outstanding under the Facility and exercise other rights and remedies provided by the Facility, including the right to sell the collateral under the Facility. Although we have not received any such notice from the lenders as of the date hereof, these matters raise substantial doubt about our ability to continue as a going concern.

We are in discussions with the lenders to seek relief from certain of the terms of the Facility, including the requirement under the Facility that we use all principal, interest and fees collected from the debt investments secured by the facility to pay down amounts outstanding under the Facility by April 3, 2011.  However, we cannot provide any assurance that the lenders will agree to provide us any relief from any terms of the Facility.  As a result, we are also currently evaluating other financing and/or strategic alternatives, including possible debt or equity financing, acquisition or disposition of assets, and other strategic transactions.

2009 First Quarter Conference Call/Webcast Information

Conference Call:	Today – May 11, 2009 at 9:30 a.m. EDT

Dial-in Number: Call Replay Until: Replay Number: Replay Access Code: Webcast:	800/954-1052 May 13, 2009 at 11:30 a.m. EDT 800/633-8284 21424004 www.patcapfunding.com

Web Replay:	30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings Patriot Capital Funding makes with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Patriot Capital Funding, Inc.
Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (cost of $229,604,443 – 2009,
$269,577,008 - 2008)	$220,408,409	$240,486,620
Affiliate investments (cost of $52,990,210 – 2009, $53,129,533 –2008)	49,806,458	51,457,082
Control investments (cost of $64,573,917 – 2009, $43,192,484 – 2008)	29,297,277	30,427,046

Total investments	299,512,144	322,370,748
Cash and cash equivalents	14,230,158	6,449,454
Restricted cash	15,795,067	22,155,073
Interest receivable	1,333,041	1,390,285
Other assets	1,934,259	1,897,086

TOTAL ASSETS	$332,804,669	$354,262,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$157,600,000	$162,600,000
Interest payable	290,352	514,125
Dividends payable	—	5,253,709
Accounts payable, accrued expenses and other	4,689,208	5,777,642

TOTAL LIABILITIES	162,579,560	174,145,476

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, $.01 par value, 49,000,000 shares authorized;
20,950,501 and 20,827,334 shares issued and outstanding at
March 31, 2009 and December 31, 2008, respectively	209,506	208,274
Paid-in capital	234,948,393	234,385,063
Accumulated net investment income (loss)	1,446,795	(1,912,061)
Distributions in excess of net investment income	—	(1,758,877)
Net realized loss on investments	(15,654,717)	(4,053,953)
Net unrealized depreciation on interest rate swaps	(2,914,535)	(3,097,384)
Net unrealized depreciation on investments	(47,810,333)	(43,653,892)

TOTAL STOCKHOLDERS’ EQUITY	170,225,109	180,117,170

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$332,804,669	$354,262,646

NET ASSET VALUE PER COMMON SHARE	$8.13	$8.65

Patriot Capital Funding, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
INVESTMENT INCOME
Interest and dividends:
Non-control/non-affiliate investments	$6,190,762	$8,298,333
Affiliate investments	1,331,559	2,514,423
Control investments	836,630	178,466

Total interest and dividend income	8,358,951	10,991,222

Fees:
Non-control/non-affiliate investments	110,717	168,697
Affiliate investments	21,888	38,661
Control investments	34,545	6,250

Total fee income	167,150	213,608

Other investment income:
Non-control/non-affiliate investments	8,804	39,855

Total other investment income	8,804	39,855

Total Investment Income	8,534,905	11,244,685

EXPENSES
Compensation expense	921,121	1,498,175
Interest expense	1,586,437	2,059,523
Professional fees	328,920	262,527
General and administrative expense	580,694	638,560

Total Expenses	3,417,172	4,458,785

Net Investment Income	5,117,733	6,785,900

NET REALIZED GAIN (LOSS) AND NET UNREALIZED APPRECIATION (DEPRECIATION)
Net realized loss on investments — non-control/non-affiliate	—	(89,550)
Net realized loss on investments – control	(11,600,764)	—
Net unrealized appreciation (depreciation) on investments – non-control/non-affiliate	9,530	(6,411,284)
Net unrealized depreciation on investments – affiliate	(1,511,301)	(2,591,990)
Net unrealized depreciation on investments – control	(2,654,670)	(848,000)
Net unrealized appreciation (depreciation) on interest rate swaps	182,849	(752,851)

Net Realized Gain (Loss) and Net Unrealized Appreciation (Depreciation)	(15,574,356)	(10,693,675)

NET LOSS	$(10,456,623)	$(3,907,775)

Loss per share, basic and diluted	$(0.50)	$(0.19)

Weighted average shares outstanding, basic and diluted	20,929,973	20,650,455

CONTACTS
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Norberto Aja Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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